UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Choice Hotels International, Inc.

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CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

To Be Held MAY 3, 2005

To the Shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

The 2005 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), will be held in the Chesapeake Room at the Choice Hotels Learning Center, 10720 Columbia Pike, Silver Spring, Maryland on May 3, 2005 at 9:00 a.m. (E.S.T.) for the following purposes:

1.	To elect three Class II directors to hold office for a three year term ending at the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Company stock as of the close of business on March 15, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Shareholders are reminded that your shares of Common Stock cannot be voted unless you properly execute and return the enclosed proxy card or make other arrangements to have your shares represented at the meeting. A list of Shareholders will be available for inspection at the office of the Company located at 10750 Columbia Pike, Silver Spring, Maryland, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Michael J. DeSantis

Secretary

March 25, 2005

Silver Spring, Maryland

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED

PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 3, 2005

GENERAL INFORMATION

As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are voting this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc. as “Choice Hotels” or the “Company”.

The annual report (including audited financial statements) for the fiscal year ended December 31, 2004, is being mailed with this proxy statement. The annual report is not part of the proxy solicitation material.

The Board of Directors is sending proxy material to you and all other Shareholders on or about March 25, 2005. The Board is asking for you to vote your shares by completing and returning the proxy card.

Shareholders who owned Company stock as of the close of business on March 15, 2005 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 15, 2005, there were 32,140,161 outstanding shares of Common Stock and no outstanding shares of Preferred Stock of the Company.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Company Common Stock on March 15, 2005 may attend and vote at the Annual Meeting. Each share is entitled to one vote. There were 32,140,161 shares of Company Common Stock outstanding on March 15, 2005.

Q.	Why am I receiving this Proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change. By completing and returning the proxy card, you are authorizing Charles A. Ledsinger, Jr. and Ervin R. Shames to vote your shares at the meeting, as you have instructed them on the proxy card.

If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Ledsinger and Mr. Shames will vote your shares, under your proxy, according to their best judgment.

Q.	What am I voting on?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class II directors; and

•	Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Q.	How do I vote?

A.	You may vote by mail: You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the three named nominees for directors, and

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in “street name” means you hold them in an account at a brokerage firm.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q.	What if I change my mind after I vote?

A.	You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date,

•	sending us a written notice of revocation at the following address: Michael J. DeSantis, Secretary, Choice Hotels International, Inc., 10750 Columbia Pike, Silver Spring, Maryland 20901, or

•	voting at the meeting.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote customers’ unvoted shares on some “routine” matters.

If you do not give a proxy to vote your shares, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares.

The purchasing agent can vote shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of March 15, 2005 must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or,

•	has properly submitted a proxy card.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “against” each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	The three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles A. Ledsinger, Jr. and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005?

A.	You may vote either “for” or “against” the ratification.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005?

A.	If more shares are voted “for” the ratification than against it, the appointment is ratified.

Q.	How are votes counted?

A.	Voting results are tabulated and certified by our transfer agent, SunTrust Bank.

Q.	Is my vote kept confidential?

A.	Proxies, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the meeting. We will publish the final results in our next quarterly report on Form 10-Q after the Annual Meeting. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (301) 592-5026 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov.

Q.	How can I review the Company’s annual 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, will be furnished without charge to any beneficial owner of securities entitled to vote at this Annual Meeting. You may view the Form 10-K on the Company’s website at www.choicehotels.com. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s EDGAR system at www.sec.gov. You may also request a copy by contacting our Investor Relations Hotline at (301) 592-5026.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Nomination

The Company’s Certificate of Incorporation provides that the number of directors must be at least three but not more than 12 and must be divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board of Directors, and currently consists of 9 members. The term of each class is three years and the term of one class expires each year in rotation.

Three Class II directors are to be elected at the Annual Meeting, to hold office until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated Stewart Bainum, Jr., Ervin R. Shames and Gordon A. Smith to serve as Class II directors for terms of three years, expiring at the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors.

Vote Required

The accompanying proxy will be voted in favor of each nominee unless the shareholder indicates to the contrary on the proxy. The election of the Company’s directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

Board Recommendation

The Board recommends a vote FOR each of these nominees.

BOARD OF DIRECTORS

Nominees

Class II – Nominees for Terms Expiring 2008

Stewart Bainum, Jr., age 58, Director from 1977 to 1996 and since 1997. He has served as Chairman of the Board of Choice Hotels from March 1987 to November 1996 and since October 1997. He has served as Chairman of the Board of Sunburst Hospitality Corporation since November 1996. He was a director of Manor Care, Inc. from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of the former Manor Care, Inc. (now known as Manor Care of America, Inc.). He served as President of Manor Care of America, Inc. and Chief Executive Officer of ManorCare Health Services, Inc. from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc. from June 1982 to March 1987.

Ervin R. Shames, age 64, Director since 2002. Since January 1995, Mr. Shames is an independent management consultant to consumer goods and services companies, advising on management and marketing strategy. Since 1996 he has been a Lecturer at the University of Virginia’s Darden Graduate School of Business. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc. and was President and Chief Operating Officer of Borden, Inc. from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, then served as its Chairman, President and Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and as a director of Select Comfort Corporation.

Gordon A. Smith, age 46, Director since 2004. President, Consumer Card Services Group for American Express Travel Related Services, Inc. since 2001. Mr. Smith joined American Express in 1978 and has held positions of increasing responsibility within the company. His prior positions include serving as Executive Vice President of U. S. Service Delivery, Senior Vice President in charge of the American Express Service Center in Phoenix, Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Continuing Directors

Class I – Terms Expiring 2007

Raymond E. Schultz, age 71, Director since 1999. Chairman of RES Investments, LLC since January 1999; Chairman and Chief Executive Officer of Promus Hotel Corporation from December 1997 to January 1999; President, Chief Executive Officer and a director of Promus from April 1995 through December 1997. From 1993 to 1995 he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated. Mr. Schultz is a director of TBC Corporation and Equity Inns, Inc.

Class III – Terms Expiring in 2006

Fiona Dias, age 39, Director since 2004. Senior Vice President, Circuit City Stores, Inc. and President of Circuit City Direct since March 2003; Senior VP of Marketing at Circuit City Stores, Inc. November 2000 to March 2003; Chief Marketing Officer, Stick Networks, Inc. January to November 2000; Vice President, Marketing & Development of Frito-Lay Company from January 1999 to January 2000; Vice President of Corporate Development at Penzoil Quaker State Company from May 1996 to December 1998. Prior to 1996, she held various brand management positions with The Proctor and Gamble Company.

Charles A. Ledsinger, Jr., age 55, Director since 1998. President, Chief Executive Officer and Director of the Company since August, 1998; President and Chief Operating Officer of St. Joe Company from February 1998 to August 1998, Senior Vice President and Chief Financial Officer of St. Joe Company from May 1997 to February 1998; Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. from June 1995 to May 1997; Senior Vice President and Chief Financial Officer of Promus Companies Incorporated from August 1990 to June 1995. Mr. Ledsinger is a director of FelCor Lodging Trust, Inc. and TBC Corporation.

Larry R. Levitan, age 63, Director since 1998. Member, IRS Oversight Board since September 2000, serving as Chairman from September 2000 to September 2002. Retired, Managing Partner, Northeast and Southeast Regions and Managing Partner, Communications Industry Practice of Andersen Consulting from September 1989 to August 1997. Mr. Levitan held various positions with Andersen Consulting since 1963. Mr. Levitan is a trustee of FBR Funds.

Directors Ending Service

Jerry E. Robertson, Ph.D., age 72, Director from 1989 to 1996 and since 1997 and Vice Chairman since January 1998. Retired, Executive Vice President, 3M Life Sciences Sector and Corporate Services from November 1986 to March 1994; Director of Manor Care, Inc. from 1989 to September 1998. Dr. Robertson is a director of Steris Corporation.

William L. Jews, age 53, Director since 2000. He has served as President and Chief Executive Officer of CareFirst, Inc. since 1998; President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc. until 1998. Mr. Jews is a director of Ryland Group, Inc., MBNA and Ecolab, Inc.

Corporate Governance

The Board currently has nine directors, a substantial majority (seven) of whom the Board has determined are “independent” under the listing standards of the NYSE. In determining “independence”, the Board applies the analysis as set forth in the listing standards of the NYSE, except that the Company’s requirements are stricter as follows:

•	No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than one year as currently required under the NYSE rules; and

•	No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than one year as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than one year as currently required under the NYSE rules.

In fiscal year 2004, the Board held five meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. The non-management members of the Board are required to meet twice a year in executive session without management. Dr. Robertson, the Lead Independent Director, chairs these meetings. Two such meetings were held in 2004.

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in board and committee meetings.

The Nominating and Corporate Governance Committee is currently undertaking a search for a director to fill the vacancy created upon Dr. Robertson’s retirement. The Board expects to fill the vacancy in the near future but, in any event, prior to next year’s Annual Meeting.

In February 2005, the Board of Directors amended the Company’s Rights Agreement (the “Poison Pill”) to accelerate the expiration date to February 14, 2005. As a result of the amendment, the Poison Pill terminated on February 14, 2005.

In November 2003, to further encourage executive officers of the Company to have significant ownership in the Company’s stock and to further align the interests of executive officers with those of shareholders, the Board of Directors established executive share ownership guidelines. The guidelines provide targets for the Chief Executive Officer and the executive officers. Specific features of the guidelines include:

•	Targets based on a multiple of the executive’s base salary (5x for CEO, 3x for executive officers).

•	A requirement that the target be met five years from the start of the program.

•	A restriction on executives from selling any of the restricted stock granted to them until they have met their target share ownership.

•	In the event that an executive does not meet his or her guideline within the prescribed time period, the Company may adjust the amount and/or form of any future cash or equity compensation to assist the executive’s compliance with the guidelines.

To date, the CEO and most executive officers have met or exceeded the guidelines.

Committees of the Board

The standing committees of the Board of Directors include the Audit Committee, the Compensation/Key Executive Stock Option Plan Committee, the Nominating and Corporate Governance Committee and the Diversity Committee. The charter for each of these committees is included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each standing committee are independent, as required by the committee charters and the current listing standards of the NYSE.

The table below provides a description of functions, current membership and meeting information for each of the Board committees for the fiscal year.

Name of Committee and Members	Functions of the Committee	Meetings held in 2004
Compensation/Key Executive Stock Option Plan Jerry E. Robertson, Chair Raymond E. Schultz Ervin R. Shames Gordon A. Smith

•   administers the Company’s equity compensation plans and grants stock options and restricted stock thereunder;

•   reviews compensation of officers and key management employees;

•   recommends development programs for employees such as training, bonus and incentive plans, pensions and retirement;

•   reviews other employee fringe benefit programs;

•   reviews succession plan and management development;

•   sets criteria and guidelines for performance of CEO;

•   assesses performance of CEO against objectives;

•   produces annual committee report for the Company’s proxy statement

Three
Audit Larry R. Levitan, Chair Raymond E. Schultz Ervin R. Shames

•   confers separately with independent accounting firm and internal auditors regarding scope of management examinations;

•   reviews reports of independent accountants and internal auditors, press releases and annual and quarterly reports for filing with the SEC;

•   reviews report of independent accountants about internal controls;

•   establishes and monitors complaints procedure regarding accounting and auditing matters;

•   pre-approves all audit and non-audit services by independent accounting firm;

•   determines selection, compensation and appointment of independent accountants and oversees their work;

•   reviews Company’s policies with respect to risk management

Six

Name of Committee and Members	Functions of the Committee	Meetings held in 2004
Nominating & Corporate Governance Raymond E. Schultz, Chair Larry R. Levitan Jerry E. Robertson William L. Jews

•   administers the Company’s Corporate Governance Guidelines (see below);

•   determines the size and composition of the Board;

•   engages search firms and recommends candidates to fill vacancies on the Board;

•   determines actions to be taken with respect to directors who are unable to perform their duties;

•   sets the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director;

•   determines the compensation of non-employee directors

Two
Diversity Committee William L. Jews, Chair Jerry E. Robertson Fiona Dias

•   develops policies to ensure equality of opportunities within the Company;

•   reviews and oversees with management the Company’s diversity initiative and programs;

•   reviews the Company’s efforts to increase relationships and links with female and minority-owned suppliers and service providers;

Two

The Board has determined that Larry Levitan, Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The Corporate Governance Guidelines are available in the investor relations section of the Company’s website at www.choicehotels.com. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests

•	Focus on the future: formulate and evaluate corporate strategies

•	Duty of loyalty to the Company by Directors

•	Annual CEO evaluation by independent directors

•	Annual approval of 5-year strategic plan and one-year operating plan

•	Annual assessment of Board and Committee effectiveness by Nominating & Corporate Governance Committee

•	Annual self-assessment by Board Committees

•	No interlocking directorships

•	Directors are required to reach and maintain ownership of $150,000 of Company stock

•	Annual report of succession planning and management development by CEO

Corporate Ethics Policy

The Board of Directors has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the chief executive officer, chief financial officer and corporate controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Corporate Ethics Policy is available in the investor relations section of the Company’s website at www.choicehotels.com. The Company intends to post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the chief executive officer, chief financial officer and corporate controller) at the same location on the Company’s website.

Compensation Committee Interlocks & Insider Participation

During 2004:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000;

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee like that, the entire board of directors) of another entity where one of that entity’s officers served on the Company’s Board Compensation Committee or one of its executive officers served as a director on the Company’s Board; and

•	none of the Company’s executive officers was a director of another entity where one of that entity’s officers served on the Company’s Compensation Committee.

Compensation of Directors

We do not pay directors who are also officers of the Company additional compensation for their services as directors. In 2004, compensation for non-employee directors included the following:

•	an annual retainer of restricted stock with a fair market value of $80,000

•	$2,000 for each Board or committee meeting attended in person; $1,000 for each committee meeting attended telephonically

•	$3,000 for the chair of each committee meeting chaired in person, $1,500 for each committee meeting chaired telephonically

•	$1,000 for the Lead Independent Director for each meeting chaired by the Lead Independent Director;

•	$5,000 annual retainer for the Audit Committee chairman

•	a restricted stock grant at the time of his or her initial election with a fair market value of $50,000

•	expenses of attending Board and committee meetings

Non-employee directors may elect once a year to defer a minimum of 25% of committee fees to be earned during the year. Any fees which are deferred are used to purchase shares of the Company’s Common Stock. Such shares are distributed to the director at the time he or she ceases service as a director.

The compensation for non-employee directors was based on competitive information analysis and reports of outside consultants to the Board. The Board regularly reviews Board compensation.

Contacting the Board of Directors

You may contact an individual director, the lead independent director of the Board of Directors, or the independent directors as a group by the following means:

Mail:	Choice Hotels International, Inc. 10750 Columbia Pike Silver Spring, MD 20901 Attn: Board of Directors

E-Mail:	board@choicehotels.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Shareholder Nomination of Director Candidates

The Nominating and Corporate Governance Committee administers the process for nominating candidates to serve on the Company’s Board of Directors. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Nominating and Corporate Governance Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. The Committee also uses one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

Shareholder nominations of candidates for membership on the Board should be submitted in accordance with the terms of our Bylaws as set forth in “SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING” herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company Common Stock is owned by (i) each director of the Company, (ii) the Company’s chief executive officer, the four most highly compensated executive officers, (iii) all officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of March 1, 2005. Unless otherwise specified, the address for each of them is 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	5,679,568	(5)(6)	197,966	0	18.1	%(5)
Fiona Dias	0		0	933	*
William L. Jews	11,446		7,665	2,940	*
Larry R. Levitan	9,573		4,332	2,940	*
Jerry E. Robertson	55,197	(7)	0	2,940	*
Raymond E. Schultz	20,871		7,665	2,940	*
Ervin R. Shames	5,126		4,499	2,940	*
Gordon A. Smith	0		0	941	*
Charles A. Ledsinger, Jr.	164,848		744,563	88,200	3.0%
Joseph M. Squeri	64,852	(8)	50,579	21,080	*
Wayne W. Wielgus	24,938		14,000	15,000	*
Thomas L. Mirgon	15,366		124,224	10,600	*
Michael J. DeSantis	21,327		155,246	9,800	*
All Directors and Executive Officers as a Group (19 persons)	6,125,784		1,520,987	200,794	23.2%
Barbara Bainum	5,543,278	(5)(9)	—	—	17.2	%(5)
Bruce Bainum	8,055,892	(5)(10)	—	—	25.0	%(5)
Roberta Bainum	5,836,238	(5)(11)	—	—	18.1	%(5)
Stewart Bainum	7,898,713	(5)(12)	—	—	24.5	%(5)
Barclays Global Investors, N.A.	3,383,545	(13)	—	—	10.5%
Baron Capital Group, Inc.	1,960,800	(14)	—	—	6.1%
Realty Investment Company, Inc.	3,567,869	(15)	—	—	11.1	%(5)

*	Less than 1% of class.
1	Includes shares (i) for which the named person has sole voting and investment power or shared voting and investment power, or (ii) in an account under the Choice Hotels Retirement Savings and Investment Plan (401(K) Plan) or the Choice Hotels Nonqualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days, or (ii) unvested restricted stock holdings, each of which is set out in separate columns.
2	Shares that can be acquired through stock option exercises within 60 days of March 1, 2005.
3	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
4	Percentages are based on 32,248,464 shares outstanding on March 1, 2005 plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
5	Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”) and/or certain Bainum family entities are attributed to Realty and more than one of the Bainums included in this table because Realty and such named Bainums have shared voting or dispositive control. Realty and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 15,548,370 shares, approximately 47.9% of the outstanding shares of Company Common Stock.
6

Includes 1,458,075 shares owned by the Stewart Bainum, Jr. Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 3,567,869 shares held by Realty, a real estate management and investment company in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 600,000 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 43,573 shares owned by the Stewart Bainum Jr. Grantor Retained Annuity Trust, of which Mr. Bainum is the sole trustee and current income beneficiary; and 6,516 shares owned by Mr. Bainum’s minor children. Also includes 3,535 shares which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.

7	Includes 15,500 shares owned by the JJ Robertson Limited Partnership, of which Dr. Robertson and his wife are the general partners with shared voting authority, and 12,145 shares owned by the Jerry E. Robertson Living Trust.
8	Includes 1,594 shares held by his spouse.
9	Includes 1,198,638 shares owned by the Barbara Bainum Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 600,000 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 3,567,869 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; and 75,292 shares owned by the Barbara Bainum Grantor Retained Annuity Trust—of which Ms. Bainum is the sole trustee and current income beneficiary. Also includes 101,479 shares owned by trusts for the benefit of Ms. Bainum’s adult son and nephews of which Ms. Bainum is the sole trustee. Ms. Bainum’s address is 10770 Columbia Pike, Silver Spring, MD 20901.
10	Includes 2,153,751 shares owned by the Bruce Bainum Trust of which Mr. Bainum is the sole trustee and beneficiary. Also includes 1,585,293 shares owned by the Roberta Bainum Irrevocable Trust, of which Mr. Bainum is the trustee. Also includes 600,000 shares owned by Mid Pines, in which Mr. Bainum’s trust is a general partner and has shared voting authority; 3,567,869 shares owned by Realty in which Mr. Bainum’s trust owns voting stock and has shared voting authority; and 71,562 shares owned by the Bruce Bainum Grantor Retained Annuity Trust—of which Mr. Bainum is the sole trustee and current income beneficiary. Also includes 66,666 shares owned by trusts for the benefit of Mr. Bainum’s adult sons of which Mr. Bainum is the sole trustee and 10,751 shares owned by Mr. Bainum’s minor child. Mr. Bainum’s address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
11	Includes 600,000 shares owned by Mid Pines, in which Ms. Bainum is a general partner and has shared voting authority; 1,585,293 shares owned by the Roberta Bainum Irrevocable Trust, in which Ms. Bainum is the sole beneficiary; 3,567,869 shares owned by Realty in which Ms. Bainum is a Director and has shared voting authority; and 83,076 shares owned by the Roberta Bainum Grantor Retained Annuity Trust—of which Ms. Bainum is the sole trustee and current income beneficiary. Ms. Bainum’s address is 10770 Columbia Pike, Silver Spring, Maryland, 20901.
12	Includes 1,953,143 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 3,567,869 shares held directly by Realty, in which Mr. Bainum and his wife’s trusts own voting stock and have shared voting authority; 112,200 shares held by Cambridge Investments, LLC in which Mr. Bainum is the sole managing member; and 30,000 shares owned by Edelblut Associates, Inc., a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 2,235,501 shares held by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 10770 Columbia Pike, Silver Spring, MD 20901.
13	The Company is relying on the amended Schedule 13G, filed on March 10, 2005, by Barclays Global Investors, N.A., Barclays Global Fund Advisors, and Barclays Global Investors, Ltd.. The address for Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH.
14	The Company is relying on the Schedule 13G, filed on February 14, 2005 by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., and Ronald Baron. The address for each entity is 767 Fifth Avenue, New York, NY 10153.
15	Realty is controlled by members of the Bainum family, including Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum and Roberta Bainum. Realty’s address is 10770 Columbia Pike, Silver Spring, MD 20901.

EXECUTIVE COMPENSATION

This table shows, for the last three fiscal years, compensation information for the Company’s Chief Executive Officer and the next four most highly compensated executive officers. We refer to each of these officers as a “named officer”.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation					Long-Term Compensation
							Restricted Stock Awards ($)(2)		Securities Underlying Options	All Other Compensation(3)

		Salary		Bonus(1)		Other
Charles A. Ledsinger, Jr. President & Chief Executive Officer	2004 2003 2002	$ $ $	675,962 641,543 610,962	$ $ $	703,001 646,355 575,831	— — —	$ $	967,500 — 2,080,000	— 90,000 70,000	$ $ $	58,043 67,887 17,296

Joseph M. Squeri Executive Vice President & Chief Financial Officer	2004 2003 2002	$ $ $	346,538 318,270 293,924	$ $ $	317,914 262,075 220,267	— — —		$756,140 — —	— 37,500 46,000	$ $ $	38,236 40,032 7,828

Wayne W. Wielgus Executive Vice President & Chief Marketing Officer	2004 2003 2002	$ $ $	344,385 330,501 317,386	$ $ $	287,902 263,182 233,822	— — —		$384,000 — —	— 35,000 35,000	$ $	25,329 28,309 —

Thomas L. Mirgon Senior Vice President, Human Resources and Administration	2004 2003 2002	$ $ $	302,961 293,962 284,731	$ $ $	246,368 229,529 209,765	— — —		$345,600 — —	— 30,000 27,500	$ $ $	33,333 36,883 8,211

Michael J. DeSantis Senior Vice President and General Counsel	2004 2003 2002	$ $ $	271,731 260,732 249,733	$ $ $	220,972 203,583 187,150	— — —		$307,200 — —	— 30,000 27,500	$ $ $	29,820 31,570 7,113

1.	Represents the bonus earned in such Fiscal Year but paid in February of the following year.

2.	The named officers are entitled to all dividends on such shares. The total number of restricted shares held by each Named Officer in Fiscal Year 2004 and the aggregate value of all restricted shares held by such Named Officer is as follows:

Named Officer	Aggregate Restricted Holdings as of December 31, 2004	Value of All Restricted Shares as of December 31, 2004
Charles A. Ledsinger, Jr.	101,400	$5,881,200
Joseph M. Squeri	29,800	$1,728,400
Wayne W. Wielgus	14,000	$812,000
Thomas L. Mirgon	15,800	$916,400
Michael J. DeSantis	14,800	$858,400

3.	Represents amounts contributed by the Company under its 401(k) Plan and Executive Deferred Compensation Plan, which provide retirement and other benefits to eligible employees, including the named officers.

Aggregated Option Exercises In 2004

and Year-End Option Values

Named Officer	Shares Acquired on Exercise	Value Realized	Number of Unexercised options at December 31, 2004		Value of Unexercised in-the- money Options at December 31, 2004(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles A. Ledsinger, Jr.	107,000	$4,129,130	688,563	138,000	$30,512,725	$5,239,020
Joseph M. Squeri	73,464	$2,641,950	41,281	66,225	$1,574,642	$2,457,197
Wayne W. Wielgus	50,000	$1,936,570	0	61,000	$—	$2,428,695
Thomas L. Mirgon	—	—	102,824	50,400	$4,305,562	$1,918,673
Michael J. DeSantis	—	—	135,686	48,560	$5,807,402	$1,842,773

1.	The closing price of Company Common Stock on December 31, 2004 was $58.00. The value is calculated on the basis of the difference between the option exercise price and such fair market value multiplied by the number of shares of Company Common Stock underlying the option.

Employment Agreements

Effective September 25, 2004, the Company entered into an employment agreement with Stewart Bainum, Jr., providing for Mr. Bainum, Jr.’s continued employment as Chairman of the Company’s Board of Directors. The agreement provides for a set salary of $50,000 per year, medical benefits, office space and secretarial assistance. The agreement shall continue in effect until Mr. Bainum, Jr. resigns or fails to be re-elected as Chairman of the Board of Directors.

The Company entered into an amended and restated employment agreement with Charles A. Ledsinger on November 13, 2002. The amended agreement has a term of four years from November 13, 2002 and provides for an initial base salary of $614,800 per annum, subject to annual adjustments and a target bonus of 65% of his base compensation, based on Company performance. His current 2005 base salary is $720,000. Pursuant to the amended employment agreement, Mr. Ledsinger was granted 100,000 shares of restricted stock of the Company, of which one-fifth vests in each of November 2003, 2004, 2005, 2006 and 2007. The agreement provides that at age 55, Mr. Ledsinger will be deemed to have 10 years of services for purposes of the Executive Deferred Compensation Plan (discussed below) and credited with 10 years of service in addition to his actual years of service for purposes of the Supplemental Executive Retirement Plan (discussed below). The agreement also contains a change of control provision which provides for a severance payment equal to 250% of his base salary and 250% of his prior year’s bonus if he is terminated within twelve months of a change of control of the Company.

The Company has entered into employment agreements with each of the officers listed below. Each agreement is for a term of five years from the effective date (such term automatically extends for one year periods unless notice is given) and provides for a specified base salary, which is subject to annual adjustment, and an annual bonus up to a specified percentage of that officer’s base salary. The annual bonus is based on performance criteria. Each agreement also contains a change of control provision which provides for a severance payment equal to 200% of the officer’s base salary and 200% of his prior year’s bonus if he is terminated within twelve months of a change of control of the Company.

The following table provides the term and compensation payable under each officer’s employment agreement:

Officer	Effective Date	2005 Base Compensation	Target Bonus
Joseph M. Squeri	June 3, 1999	$368,000	55% of Base
Wayne W. Wielgus	September 5, 2000	$360,000	55% of Base
Thomas L. Mirgon	March 3, 1997	$310,000	50% of Base
Michael J. DeSantis	April 29, 1998	$284,000	50% of Base

Retirement Plans

The Company has adopted the Choice Hotels International, Inc. Amended and Restated Supplemental Executive Retirement Plan (the “SERP”). Participants are the CEO and executive officers. Participants in the SERP receive a monthly benefit for life based upon final average salary and years of service. The table below sets forth estimated annual benefits payable upon retirement to persons in specified compensation and years of service classifications.

Final Average Salary	Credited Years of Service
	15	20	25 or more
$ 500,000	$75,000	$112,500	$150,000
$ 600,000	$90,000	$135,000	$180,000
$ 700,000	$105,000	$157,500	$210,000
$ 800,000	$120,000	$180,000	$240,000
$ 900,000	$135,000	$202,500	$270,000
$1,000,000	$150,000	$225,000	$300,000
$1,100,000	$165,000	$247,500	$330,000
$1,200,000	$180,000	$270,000	$360,000
$1,300,000	$195,000	$292,500	$390,000
$1,400,000	$210,000	$315,000	$420,000
$1,500,000	$225,000	$337,500	$450,000

Final Average Salary generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. Final Average Salary is the average of the monthly base salary and bonuses earned in a 60 month period which produces the highest average out of the 120 months of employment, prior to the early retirement date or the normal retirement date, as the case may be. The nominal retirement age is 65, and participants must have a minimum of 5 years of service. Participants may select early retirement after age 55 but before age 65 if they have 10 years of service.

Assuming that the following officers continue to be employed by the Company until they reach age 65, their credited years of service are as follows:

Name of Individual	Current Years of Service		Years of Service at Age 65
Charles A. Ledsinger(1)	16	(1)	26
Joseph M. Squeri	8		33
Wayne W. Wielgus	5		19
Thomas L. Mirgon	8		24
Michael J. DeSantis	9		28

1. Reflects an additional 10 years of service credited to Mr. Ledsinger, upon attaining age 55, in accordance with the terms of his employment agreement.

The above benefits are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity or ten-year certain payments. The benefits are not subject to offset for social security and other amounts.

In October 1997, the Company established the Choice Hotels International, Inc. Retirement Savings and Investment Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution retirement, savings and investment plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and includes a cash or deferred arrangement under Section 401(k) of the Code. All employees age 21 or over and who have worked for the Company for three months will be eligible to participate. Subject to certain non-discrimination requirements, each employee will be able to contribute an amount to the 401(k) Plan on a pre-tax basis up to 15% of the employee’s salary, but not more than the current Federal limit of $14,000. The Company will match contributions made by its employees subject to certain limitations. The amount of the match will be equal to a percentage of the amount of salary reduction contribution made on behalf of a participant during the plan year based upon a formula that involves the profits of the Company for the year and the number of years of service of the participant. Amounts contributed by the Company pursuant to its 401(k) Plan for Named Officers are included in the Summary Compensation Table under the column headed “All Other Compensation”.

The Company match under the 401(k) Plan and the EDCP is limited to a maximum aggregate of 15% of the annual salary of a participant.

In 2002, the Company adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. The CEO and executive officers participate in the EDCP. Participants in the EDCP are not entitled to continue contributions to the Non-Qualified Savings Plan. Under the EDCP, participants may defer up to 90% of their base salary and 100% of their bonus. The Company will match up to 15% of any deferred salary, offset by amounts matched under the 401(k) Plan. The participant’s right to any Company match amount vests at 20% per year from the time the participant joined the plan. After the fifth year of service, all past and future match amounts are 100% vested. A participant may elect a return at either the annual yield of the Moody’s Average Corporate Bond Rate Yield Index plus 3% or a return based upon returns which track an investment portfolio selected by the EDCP’s administrators. At the adoption of the EDCP, the Company terminated its existing Deferred Compensation Plan, pursuant to which participants could defer up to 100% of their base salary and bonus, with a return equal to the one year treasury bill rate. Amounts contributed by the Company under the EDCP for the Named Officers is included in the Summary Compensation Table under the column labeled “All Other Compensation.”

THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

In this section, we describe our executive compensation policies and practices, including the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation/Key Executive Stock Option Plan Committee consists of Jerry E. Robertson, Ervin R. Shames, Raymond E. Schultz and Gordon A. Smith. No member of our committee during 2004 was an employee of the Company or any of its subsidiaries. Each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934, as an “outside director” as defined in Section 162(m)(3) of the Internal Revenue Code and as “independent” under the listing standards of the NYSE.

The following philosophy and principles have been set forth as a framework within which our committee operates.

Compensation Committee Philosophy and Guiding Principles

•	Attract and retain talented management;

•	Closely align management’s interests and actions with those of shareholders through the establishment of appropriate award vehicles;

•	Reward employees for enhancing shareholder value through sustained improvement in earnings per share;

•	Position base pay at market so that the Company can vary total compensation costs with financial results by means of variable pay; and

•	Recognize the concept that executive officers individually, and as a group, should have a significant ownership stake in the Company.

Executive Compensation Policies

Compensation Levels

Our committee relates total compensation levels for the Company’s executive officers to the total compensation paid to similarly situated executives based on various independently published compensation surveys, primarily conducted and approved by independent consultants. Summary data on a lodging industry peer group, a franchise industry peer group, and companies of similar size in the service sector are used as the comparison groups. Total compensation is targeted to approximate the median of the competitive market data and comparison companies. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company’s targeted performance goals are exceeded. Similarly, total compensation may lag the market when performance goals are not achieved. Compensation for the Chief Executive Officer and other executive officers was set in February 2004. For the twelve months ended December 31, 2004, total compensation for the President and Chief Executive Officer and for all of the other executive officers was in line with the competitive median.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Code imposes a $1 million ceiling on tax-deductible compensation paid to the Chief Executive Officer and the next four most highly compensated executive officers. Certain types of compensation are only deductible if performance criteria are set and shareholders have approved the compensation arrangements. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Restricted stock and stock option awards under the Company’s Long-Term Incentive Plan do not meet the requirement necessary for exemption as performance-based compensation. Mr. Ledsinger was granted the following shares of non-performance based restricted stock, which vest in five equal annual installments beginning one year after the grant: 41,000 on February 7, 2001, 100,000 on November 13, 2002, 25,000 on February 10, 2004. At vesting, the fair market value of such shares will be compensation to Mr. Ledsinger and included in calculating the $1 million ceiling unless he elects to defer receipt of such shares at vesting. For 2003, 2004 and 2005, Mr. Ledsinger elected to defer the shares vesting in those years. Additionally, the 1998 employment agreement provided for an option to purchase 498,563 shares of Company Common Stock which were granted outside of the 1997 Incentive Plan. Certain subsequent option grants under the 1997 Incentive Plan also do not meet the requirement for exemption as performance-based compensation. Upon the exercise of such options by Mr. Ledsinger during any fiscal year, his gain (the difference between the fair market value on the date of exercise and the exercise price) will be included in calculating the compensation for that fiscal year for which the federal income tax deduction is disallowed. Our Committee intends to monitor the Company’s compensation programs with respect to such laws.

Annual Compensation

The base salary pay practice as previously adopted by the Compensation Committee is to target compensation at the 55th percentile of the market range among the comparison groups for a particular position and to adjust as appropriate for experience and performance. Annual merit adjustments for the executive officers affecting base compensation were set in February 2005.

The performance measurements for awards under the annual cash bonus program focus heavily on management’s responsibility to deliver earnings per share based on earnings per share from continuing operations at established annual targets. For executive officers other than the Chief Executive Officer, the measurements include specific performance objectives directly accountable to such executive officer. These performance objectives, where applicable, could include licensee/customer satisfaction, RevPAR improvement, and other relevant measures, and would incorporate each executive officer’s accountability for the successful execution of key initiatives tied to achievement of the Company’s strategic plan. For the 2004 fiscal year, the awards under the annual cash bonus program were based 50% on achieving increased earnings per share and 50% on achieving individual performance objectives. In addition, the annual incentive plans were modified in 2001 to provide that no bonus is paid to the extent that the prior year’s financial targets were not met and also permits bonuses of up to a maximum of 200% of an individual’s target bonus to the extent targets are substantially exceeded. For the fiscal year ended December 31, 2004, for which bonuses were paid in February 2005, actual pay out exceeded the financial targets set by the Committee.

Long-Term Incentives

The Company awards long-term incentives under the 1997 Incentive Plan. The plan gives the Committee the latitude of awarding Incentive Stock Options, non-qualified stock options, restricted stock, and other types of long-term incentive awards. The recommended awards were developed by analyzing peer group average market data and the Company’s past practice. The Committee reviewed and approved a Stock Option Guide Chart for the Company’s executives which utilizes a market based salary multiple to establish a competitive range of stock options from which executive awards could be determined.

Compensation of the Chief Executive Officer

Mr. Ledsinger was appointed Chief Executive Officer and President in August 1998. His base salary is established by his rights under his employment agreement, approved by the Committee. The base salary is reviewed each year by the Committee and is subject to merit increases based primarily on his achievement of performance objectives and the comparison to competitive market data and the comparison companies. The performance objectives vary from year to year but in general relate to such matters as positioning the Company for growth, achieving the Company’s strategic plan and other various financial goals. Although no specific weights are assigned to any particular objective, a greater emphasis is placed on corporate and personal performance than on competitive practices within the industry. In February 2005, the Committee approved a 5.9% annualized merit increase to Mr. Ledsinger’s base salary.

Under the annual cash bonus program, Mr. Ledsinger has the potential to be awarded a target bonus of up to 65% of his base salary if bonus objectives are achieved. Unlike the other executive officers, Mr. Ledsinger’s bonus objectives are tied 100% to earnings per share. For the fiscal year ended December 31, 2004, for which bonuses were paid in February 2005, actual pay out exceeded the financial targets set by the Committee.

THE COMPENSATION COMMITTEE

Jerry E. Robertson, Chairman

Ervin R. Shames

Raymond E. Schultz

Gordon A. Smith

PERFORMANCE GRAPH

The following graph compares the performance of Choice Common Stock with the performance of the New York Stock Exchange US Composite Index (“NYSE US Composite Index”) and the S&P Lodging-Hotels Index “S&P Lodging Index”).

The graph assumes that $100 was invested on December 31, 1999, in each of Choice Common Stock, the NYSE Composite Index, and the S&P Lodging Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective capitalization, measured at the beginning of each relevant time period.

	Cumulative Total Return
	12/99	6/00	12/00	6/01	12/01	6/02	12/02	6/03	12/03	6/04	12/04
CHOICE HOTELS INTERNATIONAL, INC.	100.00	58.03	79.93	87.59	129.34	116.85	132.55	159.47	205.84	295.72	344.68
NYSE COMPOSITE (US)	100.00	99.29	103.11	99.11	95.56	87.03	78.03	86.79	99.67	104.18	112.92
S&P HOTELS, RESORTS & CRUISE LINES	100.00	60.17	80.89	85.46	75.86	77.98	67.94	82.89	103.33	120.13	150.48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 27 hotels as of March 1, 2005. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, own a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, and marketing and reservation fees for fiscal year 2004 were $5,273,982. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.93% to 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.5% plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues (or 1% of monthly gross room revenues plus $1.00 per room confirmed through Choice’s reservation system). The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, (iv) that if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

The Company subleases space in its Silver Spring, Maryland headquarters complex to Realty Investment Company, Inc. (“Realty”). The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, own a controlling interest in Realty. During fiscal year 2004, the Company received rent payments of $121,040 from Realty. The rental payments under the sublease are a pass through of the Company’s costs under the master lease. As such, the Company believes the sublease is on terms at least as favorable as if obtained from non-related parties.

The Company subleases space in its Silver Spring, Maryland headquarters complex to the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, are members of the board of directors of Commonweal. Beginning in August 2004, the Company has donated the value of the subleased space to Commonweal. The Company is able to claim a deduction for the value of the subleased space based on the Company’s costs under the master lease.

On July 16, 2004, the Company entered into Master Aircraft Lease Agreements with Cedar Hill Investment Company, LLC (“Cedar Hill”) and LPC, LLC (“LPC”), both of which are companies that are solely owned by Stewart Bainum. The leases permit the Company to lease from time to time a Cessna LJ2 and Cessna Citation VII owned by Cedar Hill and LPC, respectively. During fiscal year 2004, the Company incurred a total of $102,183 for aircraft usage pursuant to the leases. Mr. Bainum, who is the father of Stewart Bainum, Jr., retired from the Board of Directors in August 1998. The Company believes the terms of the aircraft leases are at least as favorable as if obtained from non-related parties.

In addition, the Company and Realty Investment entered into a Flight Crew Services Agreement, pursuant to which Realty Investment provided a pilot and co-pilot for the Company to use upon request. The Company paid Realty Investment $84,845 under this Agreement during fiscal year 2004. The Company believes the terms of the agreement are at least as favorable as if obtained from non-related parties

In September 2004, Barbara Bainum retired from the Board of Directors. Upon her retirement, the Board of Directors authorized the accelerated vesting of 6,668 stock options and 2,940 shares of restricted stock which would have otherwise been forfeited.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 2004, except for the following late filings: restricted stock grants to all reporting officers and directors in February 2004 and May 2004, respectively, were not timely reported.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Levitan as Chairman, Mr. Schultz and Mr. Shames. The Audit Committee is composed of three independent directors within the meaning of the NYSE’s rules.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2004. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (SAS) No. 90, Audit Committee Communications and SAS No. 61, Communications with Audit Committees. Both of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2004 for audit and non-audit services appears under the heading “Principal Auditor Fees and Services” below. All of the material services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Larry R. Levitan, Chairman

Raymond E. Schultz

Ervin R. Shames

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2005. During fiscal year 2004, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See “Principal Auditor Fees and Services” below.

If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2003 and 2004, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2004 and 2003, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003
Audit Fees(1)	$726,428	$281,185
Audit Related Fees(2)	$59,289	$55,400
Tax Fees(3)	$24,341	$35,232
All Other Fees(4)	$9,900	$11,895

Total	$819,958	$383,712

(1)	Fees incurred in 2004 include fees for services rendered in connection with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit Related Fees primarily include employee benefit plan audits, Uniform Franchise Offering Circular consents and audits of the Company’s marketing and reservations activities.
(3)	Tax Fees primarily related to review of certain Company income tax returns and certain state and international tax matters.
(4)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP and participation in the Saratoga Institute human resources benchmarking survey.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the shareholder indicates to the contrary on the proxy.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

A stockholder who intends to have a stockholder proposal included in the Company’s proxy statement for the 2006 Annual Meeting, must submit such proposal so that it is received by the Company’s Corporate Secretary no later than November 25, 2006.

A stockholder who intends to present a proposal at the 2006 Annual Meeting but does not seek to have the proposal included in the Company’s proxy statement for the 2006 Annual Meeting must deliver notice to the Company no later than March 4, 2006 but not prior to February 2, 2006.

A stockholder who intends to nominate one or more persons for election to the Board of Directors at the 2006 Annual Meeting must deliver notice to the Company no later than March 4, 2006 but not prior to February 2, 2006. Such notice must set forth (a) the name and address of the stockholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming, such person or person) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice, (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2005 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

Michael J. DeSantis

Secretary

Dated:  March 25, 2005

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOTH OF THE PROPOSALS

1. PROPOSAL ONE: Election of three Class II Directors.
☐ FOR all nominees listed below (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
NOMINEES: Stewart Bainum, Jr., Ervin R. Shames and Gordon A. Smith

(Instructions: To withhold authority to vote for any individual nominee, mark a line through such nominee’s name above)

2. PROPOSAL TWO: Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

If you plan to attend the Annual Meeting of Shareholders, please mark the following box and promptly return this Proxy Card.  ☐

Signature

Signature

Dated: , 2005

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.)

é  FOLD AND DETACH HERE  é

CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, MAY 3, 2005 AT 9:00 A.M.

DIRECTIONS TO CHOICE CENTRE

10720 Columbia Pike

Silver Spring, MD 20901

From Washington, DC - 16th Street North to Route 29 (Colesville Road). Pass over the Beltway (495), at which point Colesville Road becomes Columbia Pike. Choice Centre is on the left side approximately 2 miles past the Beltway.

From National Airport - Take George Washington Parkway approximately 8 miles to the Beltway I-495 North. Go North and follow Beltway as it curves East to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left side.

From Dulles Airport - Use Dulles Free Access (stay off toll road). Go East approximately 18 miles to I-495 North Beltway. Go North and follow Beltway as it curves East to Exit 30 - North Colesville Road. Go approximately 2 1/2 miles to Choice Hotels Headquarters on your left hand side.

From BWI Airport - Take 195 west for 4 miles. The take I - 95 south for 14 miles to Highway 198 west toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Hotels Headquarters - next to Mobil gas station.

From Baltimore, MD - Take I-95 South to Highway 198 west toward Burtonsville. Go west 3 miles to Route 29 - Colesville Road. Turn left on Route 29 South and go approximately 7 miles to Choice Centre.

CHOICE HOTELS INTERNATIONAL, INC.

10750 Columbia Pike, Silver Spring, Maryland 20901

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2005

The undersigned hereby appoints CHARLES A. LEDSINGER, JR. and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on May 3, 2005 at 9:00 a.m. at the Company’s Learning Center, Choice Centre, 10720 Columbia Pike, Silver Spring, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposal One or Proposal Two, such proxies will be voted in accordance with the Board of Directors’ recommendation as set forth herein with respect to such proposal(s).